Exhibit 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of December 27, 2016

between

GOLDMAN SACHS BANK USA,

as Purchaser,

and

RFT GS LOAN, LLC,

as Seller

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EXHIBITS

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of Seller
EXHIBIT IV	Form of Power of Attorney
EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI	Asset Information
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Call
EXHIBIT IX	[Reserved]
EXHIBIT X	Form of Covenant Compliance Certificate
EXHIBIT XI	[Reserved]
EXHIBIT XII	Form of Escrow Agreement
EXHIBIT XIII	List of Prohibited Assignees
EXHIBIT XIV	Form of Custodial Agreement

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MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of December 27, 2016 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between GOLDMAN SACHS BANK USA, a New York State member bank (including any successor thereto, “Purchaser”) and RFT GS LOAN, LLC, a Delaware limited liability company (“Seller”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time the parties hereto may enter into transactions in which Seller will sell to Purchaser all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Purchaser, shall be governed by this Agreement, including each Confirmation and any supplemental terms or conditions contained in any other exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Purchaser.

ARTICLE 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“A-Note” shall mean a senior or pari passu senior Mortgage Note evidencing a senior position in a Mortgage Loan.

“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b).

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans and/or participation interests of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean Wells Fargo Bank, National Association, or any successor approved by Purchaser in its sole discretion.

“Account Control Agreement” shall mean an Account Control Agreement, to be entered into on or prior to the Purchase Date of the initial Transaction hereunder, among Purchaser, Seller and Account Bank, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement, for purposes, inter alia, of perfecting Purchaser’s security interest in the Collection Account as provided in Article 7 of this Agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the commencement by such Person as debtor or with the authorization of such Person of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law relating to the protection of creditors, or (b) suffering any such petition or proceeding to be commenced by another Person which (i) is consented to, solicited by, colluded with or not timely contested by such Person, (ii) results in the entry of an order for or decree for relief, or (iii) remains unstayed and in effect for a period of sixty (60) days, (c) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (d) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (e) the making by such Person of a general assignment for the benefit of creditors; (f) the admission by such Person in writing of its inability to, or intention not to, pay its debts or discharge its obligations as they become due or mature (including, without limitation, its obligations under any Transaction Documents); or (g) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Capital Costs” shall have the meaning specified in Article 3(i).

“Affiliate” shall mean, when used with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Alternative Rate” shall have the meaning specified in Article 6(b).

“Alternative Rate Transaction” shall mean, any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Amortization Extension Period” shall mean an extension period commencing on the first day after the Stated Termination Date or the end of the Extension Period (as applicable) and ending on the date on which the payment in full of the unpaid principal balance of the last remaining Purchased Asset then subject to a Transaction occurs; provided, however, that for purposes of determining the end of the Amortization Extension Period, no extension of the maturity date of any Purchased Asset shall be permitted without the consent of the Purchaser given in its sole and absolute discretion.

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“Amortization Period Fee” shall have the meaning specified in the Fee Letter.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 10(ll).

“Appraised Value” shall mean the as-is market value of the underlying Mortgaged Property relating to a Purchased Asset, based on the most recent appraisal delivered by Seller to Purchaser, pursuant to the terms of this Agreement.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VI attached hereto.

“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.

“Assets” shall have the meaning specified in Article 1.

“Average Outstanding Facility Purchase Price” shall mean, in connection with the conditions to Seller’s election of the Extension Period, the sum of the Outstanding Facility Purchase Price on each day during the period from (and including) the Closing Date and to (and excluding) the Stated Termination Date (taking into account all purchases and repurchases on such day) divided by the number of days in such period.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Breakage Costs” shall have the meaning specified in Article 27(b).

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

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“Change of Control” shall mean the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 25% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or (b) the Guarantor shall cease to directly own and control, of record and beneficially, 100% of the Capital Stock of Seller.

“Clean Up Repurchase Condition” shall mean, at Purchaser’s sole election, at any time during the Amortization Extension Period when either (i) the aggregate outstanding Purchase Price of all Purchased Assets subject to a Transaction is less than $45,000,000 or (ii) three (3) or fewer Purchased Assets are subject to a Transaction hereunder.

“Clean Up Repurchase Notice” shall have the meaning specified in Article 3(i).

“Closing Date” shall mean December 27, 2016.

“Collateral” shall have the meaning specified in Article 7(b).

“Collection Account” shall have the meaning specified in Article 5(d).

“Concentration Limits” shall have the meaning set forth in the Fee Letter.

“Confirmation” shall have the meaning specified in Article 3(c)(iii).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.

“Custodial Agreement” shall mean the Custodial Agreement, to be entered into on or prior to the Purchase Date of the initial Transaction hereunder in form and substance substantially similar to Exhibit XIV hereto, by and among Custodian, Seller and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall mean compliance by Seller with the delivery obligations set forth in Section 2.01 of the Custodial Agreement.

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“Custodian” shall mean Wells Fargo Bank, N.A., or any successor custodian approved by Purchaser in its sole discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Asset (a) that is thirty (30) days or more delinquent beyond any applicable grace periods in the payment of principal, interest, fees or other amounts payable under the terms of the related Purchased Asset Documents, (b) as to which an Act of Insolvency shall have occurred with respect to the related Mortgagor or guarantor or (c) as to which a material non-monetary default shall have occurred under any related Purchased Asset Document and continued for thirty (30) days beyond any applicable grace periods.

“Default Threshold” shall have the meaning specified in the Fee Letter.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Eligible Asset” shall mean any Mortgage Loan, Senior Note or Senior Participation Interest (a) that is approved by Purchaser in its sole and absolute discretion, (b) that satisfies the Eligibility Criteria, and (c) with respect to which the applicable representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects, except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in writing.

“Eligibility Criteria” shall mean: (a) with respect to any Mortgage Loan, such Mortgage Loan (i) is originated or acquired by Seller or an Affiliate of Seller, (ii) is not and has not since its origination been a Defaulted Asset, (iii) satisfies Seller’s underwriting guidelines as of the applicable Purchase Date, (iv) is fully disbursed, except for customary holdbacks, reserves, escrows and future advances for interest, repairs, tenant improvements, leasing commissions and capital improvements (provided, for avoidance of doubt, that no Mortgage Loan shall constitute a construction loan or land loan), (v) accrues interest at a floating rate based on LIBOR, (vi)  has a LIBOR cap in place that is acceptable to Purchaser in its sole discretion, exercised in good faith, (vii) has a term to maturity of no greater than five (5) years (at origination); (viii) is not, and has not previously been, subject to a mandatory repurchase event or similar event under any other warehouse or repurchase facility, (viii) has an underlying Mortgagor that is a bankruptcy remote special purpose entity (to the extent required pursuant to applicable rating agency criteria), (ix) is secured by a first Lien mortgage or deed of trust on an Eligible Property Type, (x) as of the applicable Purchase Date, the Mortgaged Property LTV of such Mortgage Loan does not exceed the Mortgaged Property LTV Threshold, (xi) the outstanding principal balance of the Mortgage Loan on the related Purchase Date is greater than or equal to $5,000,000.00 and less than or equal to $60,000,000.00, (xii) will not cause Seller to violate any Concentration Limits if such Mortgage Loan is included as a Purchased Asset, and (xiii) is not a construction loan or a loan secured by raw, vacant or unimproved land (provided, for the avoidance of doubt, that loan proceeds may be used for capital improvements and/or tenant improvements); or (b) with respect to any Senior Note or Senior Participation Interest, the related Mortgage Loan satisfies the criteria set forth in clause (a) above.

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“Eligible Property Types” shall mean office, retail, industrial, hospitality, multi-family, manufactured housing or properties made up of any combination of the foregoing.

The Eligible Property Type criteria set forth herein may be expanded by Purchaser in its sole and absolute discretion with respect to any new Eligible Assets proposed to be purchased by the Purchaser under this Agreement.

“Equity Pledge Agreement” shall mean that certain Pledge and Security Agreement (Guarantor), dated as of the Closing Date, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Equity Pledged Collateral” shall mean the “Pledged Collateral” as defined in the Equity Pledge Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Escrow Agreement” shall mean an agreement substantially in the form of Exhibit XII hereto or such other form as may be approved by Purchaser in its sole discretion, exercised in good faith, delivered by a Settlement Agent to Purchaser and Custodian.

“Event of Default” shall have the meaning specified in Article 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

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“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Purchaser or any Permitted Transferee, or required to be withheld or deducted from a payment to or for the account of Purchaser or Permitted Transferee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Purchaser or Permitted Transferee being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (ii) that are Other Connection Taxes, or (iii) where such Purchaser or Permitted Transferee is treated as a non-U.S. partnership for tax purposes and the tax status of a partner in such partnership is determinative of the obligation to pay Taxes, the later of the date on which such Purchaser or Permitted Transferee acquired its applicable ownership interest in the Transactions or the date of which the affected partner of such Purchaser or Permitted Transferee, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Purchaser or Permitted Transferee with respect to an interest under this Agreement pursuant to a law in effect on the date on which (i) such Purchaser or Permitted Transferee acquires such interest hereunder or (ii) Purchaser or Permitted Transferee changes the office from which it books the Transactions, (c) Taxes attributable to Purchaser’s failure to comply with Article 30(j), and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Extension Period” shall have the meaning specified in Article 3(f).

“Facility Availability Period Expiration Date” shall mean the day that is the earlier of (i) the Stated Termination Date, as such date may be extended for a period not to exceed the Extension Period pursuant to Article 3(f) and (ii) any Accelerated Repurchase Date.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Purchaser from three (3) federal funds brokers of recognized standing selected by it; provided, that such selected brokers shall be the same brokers as selected for all of Purchaser’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Fee Letter” shall mean the letter agreement, dated as of the Closing Date, from Purchaser and accepted and agreed by Seller, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Funding Fee” shall have the meaning specified in the Fee Letter.

“Filings” shall have the meaning specified in Article 7(c).

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Future Advance Failure” shall have the meaning specified in Article 12(n).

“Future Advance Purchased Asset” shall mean any Purchased Asset approved by Purchaser, in its sole and absolute discretion, with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances in the future to the related Mortgagor. For the avoidance of doubt, Purchaser shall be under no obligation to make any additional advances under any Future Advance Purchased Asset.

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“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean Realty Finance Trust, Inc., a Maryland corporation, and its successors in interest.

“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Indebtedness” shall mean, for any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) without duplication of any other clause of this definition, Recourse Indebtedness of such Person; (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (l) all obligations of such Person under Financing Leases.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 27(a).

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“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Manager” shall mean shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of Seller or any Affiliate of Seller), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company or Stewart Management Company, or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Purchaser, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

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“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other repurchase customers where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above. Notwithstanding the foregoing, in no event shall LIBOR be less than 0.25%.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Litigation Threshold” shall have the meaning specified in the Fee Letter.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

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“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset, that (a) such Purchased Asset is determined by Purchaser, in its sole discretion, exercised in good faith, not to be an Eligible Asset, (b) such Purchased Asset is subject to a breach of a representation and warranty set forth in Exhibit V hereto in any material respect, as determined by Purchaser in its sole discretion, exercised in good faith (except to the extent disclosed in a Requested Exceptions Report and approved by Purchaser in writing), (c) a material document required to be included in the Purchased Asset File for such Purchased Asset has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement (after giving effect to all extensions and cure periods provided thereunder), (d) such Purchased Asset has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of the time period permitted under the Custodial Agreement, (e) an Act of Insolvency has occurred with respect to any co-participant or any other Person having an interest in such Purchased Asset or any related Mortgaged Property that is pari passu in right of payment or priority with the rights of Purchaser in such Purchased Asset, (f) such Purchased Asset is determined by Purchaser, in its sole discretion, exercised in good faith, to be a Defaulted Asset, (g) such Purchased Asset is the subject of litigation alleging a Future Advance Failure, (h) such Purchased Asset has not been repurchased on the applicable Repurchase Date, (i) the maturity date or the payment in full (after application of any Principal Payments received pursuant to Article 5 of this Agreement) of the unpaid principal balance of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents), or (j) the failure of any Purchased Asset to qualify for safe harbor treatment as contemplated in Article 23 of this Agreement.

“Margin Amount” shall mean, with respect to any Purchased Asset on any date, an amount equal to (a) the lesser of (i) the unpaid principal balance of such Purchased Asset and (ii) the Market Value of such Purchased Asset, multiplied by (b) the Purchase Price Percentage for such Purchased Asset.

“Margin Call” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall mean an amount determined by Purchaser in its sole discretion, exercised in good faith, as of any date, as follows:

(a)          with respect to any Margin Deficit Event described in clause (i) of the definition of “Margin Deficit Event,” the Margin Deficit shall be equal to an amount which, after payment of such amount, will cause the Portfolio Purchase Price Debt Yield to be equal to the Purchase Date Portfolio Purchase Price Debt Yield;

(b)          with respect to any Margin Deficit Event described in clause (ii) of the definition of “Margin Deficit Event,” the Margin Deficit for the applicable Purchased Asset shall be equal to an amount which, after payment of such amount (and application thereof to reduce the Repurchase Price), will result in a Purchase Price LTV for the applicable Purchased Asset equal to the Purchase Price LTV of such Purchased Asset on the Purchase Date therefor, as set forth in the related Confirmation; and

(c)          with respect to any Margin Deficit Event described in clause (iii) of the definition of “Margin Deficit Event,” the Margin Deficit for the applicable Purchased Asset shall be an amount equal to the positive difference (if any) between the Repurchase Price of such Purchased Asset and the Margin Amount for such Purchased Asset, provided, however, that, if the Market Value of such Purchased Asset (net of any Principal Payment that was received with respect to such Purchased Asset) has declined by thirty percent (30%) or more since the Purchase Date of such Purchased Asset, then the Margin Deficit for such applicable Purchased Asset shall include an additional amount equal to the excess of such decline in Market Value over thirty percent (30%) of the Market Value of such Purchased Asset on the Purchase Date of such Purchased Asset (net of any Principal Payments), as determined by Purchaser in its sole discretion;

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provided, that, if more than one Margin Deficit exists with respect to any of (a), (b) or (c), above, on any date, then the Margin Deficit on such date shall be equal to the greatest Margin Deficit then applicable.

“Margin Deficit Event” shall mean, at any time, the occurrence or existence of any of the following, as determined by Purchaser in its sole discretion, exercised in good faith:

(i)          the Portfolio Purchase Price Debt Yield is less than the Minimum Portfolio Purchase Price Debt Yield;

(ii)         a decline in the Property Value of the Mortgaged Property or Mortgaged Properties (in the aggregate) securing any Purchased Asset since the Purchase Date thereof of ten percent (10%) or more as determined by Purchaser in its sole discretion exercised in good faith; and/or

(iii)        a decline in the Market Value of any Purchased Asset (as reduced by any Principal Payment received with respect to such Purchased Asset) since the Purchase Date thereof of twenty percent (20%) or more, as determined by Purchaser in its reasonable discretion, exercised in good faith.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Purchaser in its reasonable discretion exercised in good faith. Without limiting the foregoing, the Market Value shall be deemed to be zero with respect to any Purchased Asset subject to a Mandatory Early Repurchase Event.

The Market Value of each Purchased Asset may be determined by Purchaser on each Business Day during the term of this Agreement.

“Material Action” shall mean any (i) material extension, amendment, waiver, termination, rescission, cancellation, release or any other material modification to the terms or conditions of any Purchased Asset Documents, (ii) material waiver, termination, rescission, cancellation, release or any other material modification of any collateral, guaranty or indemnity for any Purchased Asset or Purchased Asset Documents, or (iii) the exercise of any material right or remedy of a holder (including all lending, corporate rights, remedies, consents, approvals and waivers) of any Purchased Asset or Purchased Asset Document; provided, however, that administrative or ministerial waivers or approvals granted by Seller for which there is no material lender discretion pursuant to the applicable Purchased Asset Documents shall not be considered a Material Action.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets, operations or prospects of any Seller Party (provided, that with respect to the financial condition of Guarantor, an event shall be deemed not to have a Material Adverse Effect unless such event results in a breach of any financial covenant set forth in Article 5(k) of the Guaranty; (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents in all material respects, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Purchaser under any of the Transaction Documents, in each case, as determined by Purchaser in its sole discretion exercised in good faith.

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“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.

“Maximum Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Minimum Initial Term Purchase Price Differential Amount” shall have the meaning specified in the Fee Letter.

“Minimum Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in, in each case, (i) an estate in fee simple in real property and the improvements thereon or (ii) a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more stabilized Eligible Property Types.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan; and (b) a Participation Interest, the mortgaged property securing the Mortgage Loan in which such Participation Interest represents a participation, as applicable.

“Mortgaged Property LTV” shall mean, on any date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the unpaid principal balance of the related Purchased Asset and (B) the denominator of which is the “as-is” Appraised Value of the related Mortgaged Property.

“Mortgaged Property LTV Threshold” shall have the meaning set forth in the Fee Letter.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

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“Net Cash Flow” shall mean, with respect to any Purchased Asset, at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, insurance and liquidation proceeds which are applied to the outstanding principal balance of the loan (without duplication of any principal payment), payments in respect of any associated hedging transaction entered into by the related Mortgagor with respect to such Purchased Asset (without duplication of any interest payment), and all proceeds from sale or other disposition of such Purchased Asset or Mortgage Loan. For the avoidance of doubt, Net Cash Flow shall not include origination fees and expense deposits paid by the Mortgagors in connection with the origination and closing of the Purchased Asset or any amounts deposited into an escrow, reserve or similar account pursuant to and in accordance with the related Purchased Asset Documents.

“Originator” shall mean Realty Finance Operating Partnership, L.P., a Delaware limited partnership, and its successors-in-interest.

“Originator Financing Statement” shall have the meaning specified in Article 3(b).

“Originator Pledge Agreement” shall mean that certain Pledge and Security Agreement (Originator), dated as of the Closing Date, from Originator in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Originator Pledged Collateral” shall have the meaning specified in the Originator Pledge Agreement.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such Taxes (other than a connection arising from Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document.

“Outstanding Facility Purchase Price” shall mean, on any date, the aggregate Purchase Prices of all Purchased Assets then subject to a Transaction.

“Participant Register” shall have the meaning specified in Article 20(d).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Patriot Act” shall have the meaning specified in Article 10(ii).

“Permitted Action” Any action with respect to a Purchased Asset that is not a Material Action.

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“Permitted Transferee” shall mean, (a) if no Event of Default has occurred and is continuing, any Person who is (i) a Qualified Transferee and (ii) not a Prohibited Assignee and, (b) if an Event of Default has occurred and is continuing, any Person.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Portfolio Purchase Price Debt Yield” shall mean, as of any date of determination, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Underwritten Net Operating Income for each Mortgaged Property or Mortgaged Properties securing a Purchased Asset then subject to a Transaction, as reasonably determined by Purchaser in its sole discretion, exercised in good faith, and (b) the denominator of which is the Outstanding Facility Purchase Price.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).

“Pre-Purchase Legal/Due Diligence Review Fee” shall have the meaning specified in the Fee Letter.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) LIBOR for the applicable Pricing Rate Period and (ii) the relevant Spread for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Article 6) or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) London Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period for any Purchased Asset, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, (b) in the case of any subsequent Pricing Rate Period for such Purchased Asset other than as provided in clause (c), the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date and (c) in the case of the Pricing Rate Period in which any Purchased Asset is repurchased, the period commencing on and including the first day of such Pricing Rate Period and ending on and excluding the date on which such Purchased Asset is repurchased; provided, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).

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“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Assignee” shall mean each Person set forth on Exhibit XIII and each Affiliate of each Person set forth on Exhibit XIII.

“Prohibited Person” shall mean (i) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (ii) any foreign shell bank, and (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

“Property Value” shall mean, with respect to any Purchased Asset and any date, the market value of the related Mortgaged Property (or the related Mortgaged Properties in the aggregate if such Purchased Asset is secured by more than one Mortgaged Property) as determined by Purchaser in its sole discretion exercised in good faith.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from Seller hereunder.

“Purchase Date Portfolio Purchase Price Debt Yield” shall mean, as of any date of determination, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate sum of the Underwritten Net Operating Income of each Mortgaged Property or Mortgaged Properties securing a Purchased Asset then subject to a Transaction as of the Purchase Date of each such Purchased Asset as set forth in the Confirmation for such Purchased Asset and (b) the denominator of which is the aggregate sum of the Purchase Price of each Purchased Asset then subject to a Transaction as of the Purchase Date of each such Purchased Asset, as set forth in the Confirmation for such Purchased Asset.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Purchaser on the applicable Purchase Date, decreased by (a) the portion of any Principal Payments on the Purchased Asset that is applied pursuant to Article 5(f) to reduce the Purchase Price for the Purchased Asset, (b) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Article 4(a) on account of a Margin Call and (c) any other amounts applied in accordance herewith to reduce the Purchase Price for the Purchased Asset. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in Dollars) equal to the product obtained by multiplying the applicable Purchase Price Percentage (provided that in no event shall the Purchase Price Percentage exceed the Maximum Purchase Price Percentage), as determined by Purchaser in its sole and absolute discretion, by the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset.

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“Purchase Price Debt Yield” shall mean, with respect to any Purchased Asset, as of any date of determination, a fraction (expressed as a percentage) (A) the numerator of which is the Underwritten Net Operating Income of such Purchased Asset as of such date as determined by Purchaser in its sole discretion, exercised in good faith, and (B) the denominator of which is the Purchase Price of such Purchased Asset on such date.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on the date of determination (reduced by any amount of such Purchase Price Differential previously paid by Seller to Purchaser with respect to such Purchased Asset).

“Purchase Price LTV” shall mean, on any date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the then outstanding Purchase Price of such Purchased Asset and (B) the denominator of which is the Property Value of such Purchased Asset.

“Purchase Price Percentage” shall mean, with respect to each Purchased Asset, as of any date of determination, (a) as of the Purchase Date for such Purchased Asset, the Purchase Price Percentage as set forth on the related Confirmation for such Purchased Asset (provided that in no event shall Purchase Price Percentage exceed the Maximum Purchase Price Percentage) and (b) as of any other date, as re-determined by Purchaser from time to time pursuant to and in accordance with the Transaction Documents.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller). A Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset upon its release pursuant to Article 7(c).

“Purchased Asset File” shall mean, with respect to each Purchased Asset, the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to the related Confirmation containing information substantially similar to the Asset Information.

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“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i)          the Purchased Assets;

(ii)         the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iii)        intentionally omitted;

(iv)        all forward trades and takeout commitments placed on the Purchased Assets;

(v)         all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(vi)        all “general intangibles,” “accounts,” “chattel paper,” “investment property,” “instruments,” “securities accounts” and “deposit accounts,” each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vii)       all replacements, substitutions or distributions on or proceeds, payments, Net Cash Flow and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof.

“Qualified Transferee” shall mean (a) a commercial bank, savings bank, savings and loan association, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, governmental entity or plan that has total combined assets of at least $250,000,000; (b) an investment company, investment fund, money management firm, qualified institutional buyer (as defined under Rule 144A of the Securities Act of 1933, as amended), institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) Regulation D of the Securities Act of 1933, as amended) that has total combined assets of at least $250,000,000, (c) any institution substantially similar to those described in clauses (a) and (b) above that has total combined assets of at least $250,000,000 or (d) any entity Controlled by any of the entities described in clauses (a) through (c) above.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person (and its Subsidiaries) for which such Person (and its Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).

“Reference Banks” shall mean banks designated by Purchaser, in its sole discretion (subject to the remainder of this definition), each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.

“Register” shall have the meaning specified in Article 20(c).

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“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Purchaser.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day; (b) [reserved]; (c) the Termination Date; (d) the Early Repurchase Date with respect to such Purchased Asset; (e) the Accelerated Repurchase Date; or (f) upon the occurrence of a Future Advance Failure with respect to such Purchased Asset..

“Repurchase Obligations” shall have the meaning assigned thereto in Article 7(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date (other than, with respect to calculations in connection with the determination of a Margin Deficit, accrued and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all accrued and unpaid costs and expenses (including, without limitation, the fees and expenses of counsel) of Purchaser relating to such Purchased Assets; and (iv) any other amounts due and owing by Seller to Purchaser and its Affiliates pursuant to the terms of the Transaction Documents as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any “Officer” or “authorized person” of Seller.

“SEC” shall have the meaning specified in Article 24(a).

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller, Originator and Guarantor.

“Seller Financing Statement” shall have the meaning specified in Article 3(b).

“Senior Note” shall mean a Mortgage Note evidencing a senior or pari passu senior position in a Mortgage Loan. A Senior Note shall not be junior to any other Mortgage Note secured by the same Mortgaged Property.

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“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest in a Mortgage Loan evidenced by a Participation Certificate. A Senior Participation Interest shall not be junior to any other participation interest or Mortgage Note secured directly or indirectly by the same Mortgaged Property.

“Servicer” shall mean Situs Asset Management, LLC, or any other servicer approved by Purchaser in its sole discretion.

“Servicer Collection Account” shall mean a segregated deposit account established or maintained by Servicer, in the name of Servicer for the benefit of Seller, into which Servicer will deposit all Net Cash Flow with respect to the Purchased Asset.

“Servicer Letter” shall have the meaning specified in Article 29(e).

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of December 27, 2016, by and among Servicer, Seller and Purchaser, and (ii) any other servicing agreement, in form and substance acceptable to Purchaser in its sole discretion, exercised in good faith, entered into among Seller, any Servicer and Purchaser, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement acceptable to Purchaser in its sole discretion, exercised in good faith.

“Servicing Records” shall have the meaning specified in Article 29(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets.

“Settlement Agent” shall mean a settlement agent, escrow agent or bailee under the Escrow Agreement.

“SIPA” shall have the meaning specified in Article 24(a).

“Spread” shall have the meaning specified in the Fee Letter.

“Stated Termination Date” shall mean December 27, 2018.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Termination Date” shall mean the day that is the earlier of (i) the Stated Termination Date, as such date may be extended pursuant to Article 3(f) or Article 3(g) hereof; and (ii) any Accelerated Repurchase Date.

“Termination Date Extension Conditions” shall have the meaning specified in Article 3(f).

“Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.

“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction.

“Transaction” shall mean a Transaction, as specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Account Control Agreement, the Equity Pledge Agreement, the Originator Pledge Agreement, all Confirmations and assignment documentation executed (or required to be executed) pursuant to this Agreement in connection with specific Transactions, and all other documents executed (or required to be executed) in connection with this Agreement or any Transaction.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 7(c).

“UCC Filing Jurisdiction” shall mean, (a) with respect to Seller, the State of Delaware, and (b) with respect to Originator, Delaware.

“UCC Financing Statement” shall mean the Seller Financing Statement or the Originator Financing Statement, individually or collectively as the context may require.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 30(j)(ii)(B)(3).

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all information that has come to Seller’s attention after making reasonable inquiries and exercising reasonable care and diligence that (i) would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)).

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“Underwritten Net Operating Income” shall mean, on any date with respect to any one or more Purchased Assets, the underwritten net operating income from the Mortgaged Property or Mortgaged Properties securing such Purchased Asset(s) as of such date, as determined by Purchaser in its sole discretion, exercised in good faith.

“Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof and for which the Purchased Asset File has not been delivered to Custodian.

“Volcker Rule” shall have the meaning specified in Article 10(cc).

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a)          Entry into Transactions. On or after the Closing Date but prior to the Facility Availability Period Expiration Date, upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction), the related Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price therefor to an account of Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(b)          Conditions Precedent to Initial Transaction. Purchaser’s agreement to enter into the initial Transaction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser and its counsel in their sole discretion, exercised in good faith:

(i)           Delivery of Documents. The following documents, shall have been delivered to Purchaser:

(A)         this Agreement, duly completed and executed by each of the parties hereto;

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(B)         the Fee Letter, duly completed and executed by each of the parties thereto;

(C)         the Custodial Agreement, duly completed and executed by each of the parties thereto;

(D)         the Account Control Agreement, duly completed and executed by each of the parties thereto;

(E)         the Guaranty, duly completed and executed by each of the parties thereto;

(F)         the Servicing Agreement, duly completed and executed by each of the parties thereto;

(G)        the Servicer Letter, duly completed and executed by each of the parties thereto;

(H)        the Equity Pledge Agreement, duly completed and executed by each of the parties thereto;

(I)          the Originator Pledge Agreement, duly completed and executed by each of the parties thereto;

(J)         any and all consents and waivers applicable to Seller or to the Purchased Assets;

(K)        a power of attorney from Seller substantially in the form of Exhibit IV hereto, duly completed and executed;

(L)         a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Collateral (the “Seller Financing Statement”);

(M)        a UCC financing statement for filing in the UCC Filing Jurisdiction of Originator, naming Originator as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Originator Pledged Collateral (the “Originator Financing Statement”);

(N)        opinions of outside counsel to the Seller Parties in form and substance acceptable to Purchaser (including, but not limited to, those relating to corporate matters, enforceability, applicability of the Investment Company Act of 1940, the Volcker Rule, security interests and Bankruptcy Code safe harbors);

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(O)         for each Seller Party, a good standing certificate dated within thirty (30) calendar days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith; and

(P)         evidence acceptable to Purchaser from Custodian that Custodian is in possession of the Seller Certificate; and

(Q)        all such other and further documents and documentation as Purchaser shall reasonably require.

(ii)         Reimbursement of Costs and Expenses. Seller shall have paid, or reimbursed Purchaser for, all costs and expenses, including but not limited to legal fees and due diligence expenses, actually incurred by Purchaser in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith.

(c)          Conditions Precedent to Each Transaction. Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent to the satisfaction of Purchaser and its counsel, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)          Transaction Approval. Purchaser shall have (A) determined, in its sole discretion, that each proposed Purchased Asset is an Eligible Asset and (B) received internal credit approval with respect to the proposed Transaction, each of the foregoing, as evidenced by Purchaser’s execution and delivery of a Confirmation with respect thereto.

(ii)         Maximum Facility Purchase Price; Concentration Limits. The sum of (A) the aggregate unpaid Repurchase Price for all outstanding Transactions (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (B) the requested Purchase Price for the pending Transaction shall not exceed an amount equal the Maximum Facility Purchase Price. The Concentration Limits shall not be violated after giving effect to the requested Transaction.

(iii)        Confirmation. Seller shall have, no less than ten (10) Business Days prior to the requested Purchase Date:

(A)         given notice to Purchaser of the proposed Transaction by delivering to Purchaser completed draft confirmation substantially in the form of Exhibit II hereto (a “Confirmation”). The Confirmation shall be signed on the Purchase Date by a Responsible Officer of Seller; provided, however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller;

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(B)         with respect to each Eligible Asset subject to the pending Transaction, delivered to Purchaser the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein; and

(C)         concurrently with the purchase of any Purchased Asset, paid to Purchaser any outstanding Pre-Purchase Legal/Due Diligence Review Fee; provided, that Seller agrees to pay Pre-Purchase Legal/Due Diligence Review Fee with respect to any proposed Asset that Purchaser determines will not be a Purchased Asset within ten (10) Business Days of Purchaser’s written notice of such determination.

(iv)        Custodial Delivery; Trust Receipt; Asset Schedule and Exception Report. Seller shall have delivered to Custodian, in accordance with the Custodial Agreement, the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset and (A) Custodian shall have issued to Purchaser a Trust Receipt and a final Asset Schedule and Exception Report and (B) Purchaser shall have, in its sole and absolute discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.

(v)         Confirmation by Settlement Agent. With respect to any Wet Purchased Asset, the related Settlement Agent shall have confirmed possession of the related Purchased Asset File in accordance with the related Escrow Agreement.

(vi)        Due Diligence Review. Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 28, each Seller Party, as Purchaser in its sole and absolute discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole and absolute discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by Seller. Purchaser shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto.

(vii)       Countersigned Confirmation. Purchaser shall have delivered to Seller a countersigned copy of the related Confirmation described in clause (ii)(A) above.

(viii)      No Default. No Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document;

(ix)         No Material Adverse Effect. No event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect.

(x)         Waiver of Exceptions. Purchaser shall have waived in writing all exceptions in the related Requested Exceptions Report, as evidenced by Purchaser’s execution of the Confirmation to which such Requested Exception Report is attached.

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(xi)         Representations and Warranties. The representations and warranties made by Seller in Article 10 shall be true, correct and complete on and as of the Purchase Date for the pending Transaction in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xii)        Acknowledgement of Servicer. Purchaser shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Purchaser will be serviced in accordance with the Servicing Agreement as of the related Purchase Date.

(xiii)       No Margin Deficit. No unsatisfied Margin Deficit shall be outstanding either immediately prior to or after giving effect to the requested Transaction.

(xiv)      Receipt of Trust Receipt. Purchaser shall have received from Custodian on each Purchase Date (other than with respect to a Wet Purchased Asset) a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date.

(xv)       Appraisal. Purchaser shall have received from Seller an appraisal of each applicable Mortgaged Property which is (A) dated within three hundred sixty-five (365) days of the related Purchase Date and (B) acceptable to Purchaser in its sole and absolute discretion

(xvi)      No Change in Law. Purchaser shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.

(xvii)     Repurchase Date. The Repurchase Date for such Transaction is not later than the Termination Date.

(xviii)    Security Interest. Seller shall have taken such other action as Purchaser shall have requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Eligible Assets. Seller shall have delivered to Purchaser a UCC financing statement (or an amendment thereto) identifying Originator as the debtor and Purchaser as the secured party evidencing Purchaser’s security interest in the applicable Purchased Asset pursuant to the Originator Pledge Agreement.

(xix)       Further Assurances. Purchaser shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Purchaser’s security interests) as Purchaser shall have required.

(xx)        Payment of Fees. Purchaser shall have received payment from Seller of the Funding Fee (if applicable) and the Pre-Purchase Legal/Due Diligence Review Fee on the Purchase Date; provided, that Seller agrees to pay Pre-Purchase Legal/Due Diligence Review Fee with respect to any proposed Asset that Purchaser determines will not be a Purchased Asset within ten (10) Business Days of Purchaser’s written notice of such determination.

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(d)          Early Repurchase. Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)          no later than five (5) Business Days prior to such Early Repurchase Date, Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii)         no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured by such repurchase;

(iii)        on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts payable under this Agreement against transfer to Seller or its designated agent of such Purchased Asset;

(iv)        any Margin Deficit is cured contemporaneously with such early repurchase; and

(v)         on such Early Repurchase Date, Seller pays to Purchaser the Exit Fee, if any, for such Purchased Asset.

With respect to any Purchased Asset, within two (2) Business Days after the earlier to occur of (i) Seller obtaining knowledge that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset or (ii) receipt of written notice from Purchaser that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset, Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Purchaser cash in an amount equal to the Repurchase Price for such Purchased Asset.

(e)          Repurchase on the Repurchase Date. On the Repurchase Date (including any Early Repurchase Date, so long as the conditions set forth in Article 3(d) are satisfied) for any Transaction, termination of the Transaction will be effected by transfer to Seller of the Purchased Assets being repurchased along with any Net Cash Flow in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price for such Purchased Asset to an account of Purchaser; provided that, Purchaser shall have no obligation to permit Seller to repurchase individual Purchased Assets if an Event of Default shall have occurred and be continuing. Promptly following such Repurchase Date for a Purchased Asset and satisfaction of the conditions in the preceding sentence, and so long as no Event of Default shall have occurred and be continuing, Purchaser’s security interest in the related Collateral shall terminate in accordance with Article 7(d).

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(f)          Termination Date Extension. (i) Provided that all of the extension conditions listed in clause (ii) below (collectively, the “Termination Date Extension Conditions”) shall have been satisfied, Seller shall have the option to extend the Stated Termination Date for an additional one (1) year period ending on the one (1) year anniversary of the Stated Termination Date (such one year period, the “Extension Period”).

(ii)         For purposes of this Article 3(f), the Termination Date Extension Conditions shall be deemed to have been satisfied if:

(A)         Seller shall have delivered to Purchaser written notice of its request to extend the Termination Date at least thirty (30) days, but not more than ninety (90) days, prior to the Termination Date.

(B)         The aggregate Purchase Price Differential received by Purchaser on or prior to the Stated Termination Date shall be equal to not less than the Minimum Initial Term Purchase Price Differential Amount as of the Termination Date; provided, however, that Seller shall be permitted to deliver to Purchaser a one-time fee payment in an amount sufficient to achieve the Minimum Initial Term Purchase Price Differential Amount (the “Make Whole Payment”) (and upon receipt by Purchaser of the Make Whole Payment, the condition set forth in this clause (B) shall be satisfied, provided that the Purchase Price Differential plus the amount of such Make Whole Payment received by Purchaser equals not less than the Minimum Initial Term Purchase Price Differential Amount).

(C)         Purchaser shall have received, on or before the applicable Termination Date, payment from Seller of the Extension Fee, as consideration for Purchaser’s agreement to extend the Termination Date;

(D)         no Material Adverse Effect, Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the Termination Date; and

(E)         all representations and warranties made by any Seller Party in the Transaction Documents, shall be true, correct, complete and accurate in all respects as of the Termination Date.

(g)          Amortization Extension Period. (i) In the event that Seller determines in good faith that market conditions are not economically favorable for the securitization of the Purchased Assets on or prior to the Stated Termination Date or the end of the Extension Period, as applicable, then Seller may request by written notice to Purchaser delivered no later than thirty (30) days, but not more than ninety (90) days, prior to the end of the Extension Period, an extension of the then-applicable Termination Date for a period not to exceed the Amortization Extension Period, which extension shall be conditioned upon (a) no Material Adverse Effect, Margin Deficit Event, Default or Event of Default under this Agreement having occurred and continuing as of the then-applicable Termination Date and (b) all representations and warranties made by any Seller Party in the Transaction Documents being true, correct, complete and accurate in all material respects.

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(ii)         Each Purchased Asset subject to a Transaction during the Amortization Extension Period shall accrue the Amortization Period Fee described in Section 3 of the Fee Letter on each day, without compounding, during the Amortization Extension Period.

(h)          Future Advances. (i) In connection with the making of a future advance to the Mortgagor under a Future Advance Purchased Asset, Seller may request an increase of the Purchase Price of such Future Advance Purchased Asset; provided that (A) each such increase request shall be for an amount of not less than $500,000 and (B) Seller shall not request more than one (1) increase with respect to the same Purchased Asset during any thirty (30) day period. Any approval by Purchaser of such increase of the Purchase Price shall be in writing and given at Purchaser’s sole and absolute discretion.

(ii)         If such approval for a Purchase Price increase is granted, Purchaser’s funding of such increase shall be subject to the satisfaction of the following conditions:

(A)         at least ten (10) Business Days prior to the requested Purchase Price increase date, Seller shall have requested such increase in writing and delivered to Purchaser:

(1)         copies of all documentation submitted by Mortgagor in connection with the applicable future advance;

(2)         a written certification stating that all conditions precedent to such future advance under the related Purchased Asset Documents (a) have been satisfied with evidence of satisfaction having been provided to Purchaser or (b) have been specifically identified to Purchaser in writing and waived by Purchaser in writing; and

(3)         such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Purchaser requests, in its sole discretion;

(B)         delivery by Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of Seller, and delivery by Purchaser to Seller of a countersigned copy of such amended and restated Confirmation;

(C)         the Purchase Price Percentage after giving effect to such increase and the corresponding increase in the outstanding principal balance of the Purchased Asset shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset.

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(D)         the sum, without duplication, of (x) the aggregate unpaid Repurchase Price for all outstanding Transactions (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (y) the requested Purchase Price increase shall not exceed an amount equal the Maximum Facility Purchase Price;

(E)         no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(F)         no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date;

(G)         no Margin Deficit Event shall exist, either immediately prior to or after giving effect to the requested Purchase Price increase; and

(H)         all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct and complete on and as of the related Purchase Price increase date in all respects with the same force and effect as if made on and as of such date.

(iii)        Upon the satisfaction of all conditions set forth in Article 3(h)(ii) as determined by Purchaser, in its sole and absolute discretion, exercised in good faith, Purchaser shall transfer the amount of the Purchase Price increase to an account of Seller or, if such increase is being funded on the same day as the future advance is being made to the related Mortgagor, directly to the Mortgagor, the Servicer or any title company, settlement agent or other Person, as agreed to by Purchaser and Seller.

Seller acknowledges and agrees that, with respect to any Future Advance Purchased Asset and whether or not Purchaser advances any additional Purchase Price hereunder, Seller shall advance, as and when required under the related Purchased Asset Documents, any and all future advance obligations and commitments thereunder.

(i)          Upon the occurrence of a Clean Up Repurchase Condition, Purchaser shall deliver notice to Seller of such Clean-Up Repurchase Condition (the “Clean Up Repurchase Notice”) and, at Seller’s election, either (a) the Termination Date shall immediately occur and Seller shall repurchase all remaining Purchased Assets within two (2) Business Days thereafter or (b) Seller shall pay to Purchaser all amounts determined by Purchaser in its sole discretion, exercised in good faith, to be necessary to compensate Purchaser for all incremental capital costs and expenses incurred by Purchaser from time to time in connection with the Transaction Documents (the “Additional Capital Costs”) the amount of which shall be specified in the Clean Up Repurchase Notice. If at any time after a Clean Up Repurchase Condition Seller fails to pay to Purchaser any Additional Capital Costs as and when due, then the Termination Date shall be deemed to have automatically occurred and Seller shall repurchase all Purchased Assets within one (1) Business Day thereafter.

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ARTICLE 4

MARGIN MAINTENANCE

(a)          If a Margin Deficit Event has occurred at any time, then Purchaser may, by notice to Seller substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Seller to make a cash payment in reduction of the Repurchase Price of any related Purchased Asset (or repurchase such Purchased Asset) so that after giving effect to such payment, no Margin Deficit shall exist with respect to such Purchased Asset.

(b)          No later than 10:00 a.m. (New York City time) on the second (2nd) Business Day following receipt of such Margin Call, Seller shall transfer to Purchaser cash in an amount equal to the Margin Deficit. All cash transferred to Purchaser pursuant to this Article 4 with respect to a Purchased Asset shall be applied to reduce the Purchase Price of such Purchased Asset, provided that, in the case of a Margin Deficit Event defined in clause (i) of the definition thereof, Purchaser, in its reasonable discretion, shall designate the Purchased Assets to which such cash payment shall be applied in reduction of the applicable Repurchase Prices.

(c)          The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for Seller.

ARTICLE 5

PAYMENTS; COLLECTION ACCOUNT

(a)          Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b)          All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to Seller in writing), not later than 2:00 p.m. (New York City time) (or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name:	Citibank, N.A.
ABA Number:	021 000 089
Account Number:	30627664
Account Name:	Goldman Sachs Bank USA
Attention:	Warehouse Lending

(c)          On or prior to the Purchase Date of the initial Transaction hereunder, Seller shall establish a segregated interest bearing deposit account (the “Collection Account”) and the Servicer Collection Account in the name of Seller for the benefit of Purchaser at Account Bank. The Collection Account and the Servicer Collection Account shall each be subject to an Account Control Agreement in favor of Purchaser.

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(d)          Seller shall cause Servicer to promptly remit, and in any event no later than two (2) Business Days after receipt thereof, all Net Cash Flow in respect of the Purchased Assets into the Collection Account. In furtherance of the foregoing, at the request of Purchaser, Seller shall cause each Servicer to execute and deliver a Servicer Letter in accordance with Article 29(e). If any Seller Party or any Affiliate of thereof shall receive any Net Cash Flow with respect to a Purchased Asset other than by remittance from the Collection Account in accordance with the following sentence, such party shall (and Seller shall cause such party to) promptly (and in any case within one (1) Business Day after receipt thereof) remit such amounts directly into the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Articles 5(e) and 5(f).

(e)          So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Remittance Date (or, with respect to unscheduled Principal Payments received by Account Bank, within two (2) Business Days after request by Purchaser) remit all amounts on deposit in the Collection Account in the following amounts and order of priority:

(i)          first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement then due and payable;

(ii)         second, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential then due and payable through the end of the then-applicable Pricing Rate Period;

(iii)        third, to Purchaser, an amount equal to any unpaid Margin Deficit then due and payable;

(iv)        fourth, to the extent any Principal Payment is received for any Purchased Asset, to Purchaser to be applied in reduction of the Purchase Price of such Purchased Asset (a) with respect to any Principal Payment received prior to the Stated Termination Date or during the Extension Period (if applicable), an amount equal to the product of (x) the related Principal Payment multiplied by (y) the related Purchase Price Percentage for such Purchased Asset and (b) during the Amortization Extension Period (if applicable), in an amount equal to one hundred percent (100%) of such Principal Payment; provided, that upon the payment of the Repurchase Price in full with respect to such Purchased Asset, the remainder of such Principal Payment shall be applied to the reduction of the Repurchase Prices of the other Purchased Assets then subject to a Transaction in accordance with the reasonable discretion of Purchaser;

(v)         fifth, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser under any Transaction Document; and

(vi)        sixth, the surplus, if any, to Seller.

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(f)          Upon receipt of notice from Purchaser that an Event of Default shall have occurred and is continuing, and so long as Purchaser has not withdrawn such notice, Purchaser and Account Bank, to the extent that it continues to receive collections in the Collection Account, shall apply or remit all amounts on deposit in the Collection Account in the following amounts and order of priority:

(i) first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement then due and payable;

(ii) second, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential due and payable as of the last day of the then-applicable Pricing Rate Period;

(iii) third, to Purchaser, an amount equal to any unpaid Margin Deficit then due and payable;

(iv) fourth, to the extent any Principal Payment is received for any Purchased Asset, to Purchaser an amount equal to one hundred percent (100%) of such Principal Payment; provided, that upon the payment of the Repurchase Price in full with respect to such Purchased Asset, the remainder of such Principal Payment shall be applied to the reduction of the Repurchase Prices of the other Purchased Assets then subject to a transaction in such manner as determined by Purchaser in its sole and absolute discretion;

(v) fifth, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser under any Transaction Document; and

(vi) sixth, the surplus, if any, Seller or to such other Person who is lawfully entitled to such surplus.

(g)          Except as expressly set forth in this Agreement, any amounts paid toward the Repurchase Price for any Purchased Asset shall be applied by Purchaser to any items constituting the Repurchase Price thereof in such order of priority as Purchaser shall determine in its sole discretion.

ARTICLE 6

REQUIREMENTS OF LAW; ALTERNATIVE RATE

(a)          Requirements of Law. (i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser (A)  to enter into Transactions, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction, then a Repurchase Date for such Transaction shall occur on the next Remittance Date or on such earlier date as may be required by law or (C) to accrue Purchase Price Differential based on a LIBOR rate, then each Transaction shall be converted automatically to an Alternative Rate Transaction on the next Pricing Rate Determination Date or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser any applicable Breakage Costs.

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(ii)         If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(A)         shall subject Purchaser to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) with respect to the Transaction Documents, any Purchased Asset or any Transaction;

(B)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of LIBOR hereunder; or

(C)         shall impose on Purchaser any other condition (not including, for the sake of clarity, Taxes);

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Purchaser, upon its demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination and the repurchase by Seller of any or all of the Purchased Assets.

(iii)        If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, to be material, then from time to time, after submission by Purchaser to Seller of a written request therefor, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination and the repurchase by Seller of any or all of the Purchased Assets.

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(b)          Alternative Rate. If on or prior to the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, (i) Purchaser shall have determined in the exercise of its sole and absolute business judgment (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, or (ii) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Purchaser (as determined and certified by Purchaser) of making or maintaining Transactions during such Pricing Rate Period, Purchaser shall give notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Purchaser, shall be a per annum rate equal to the Federal Funds Rate plus the Spread (the “Alternative Rate”).

ARTICLE 7

SECURITY INTEREST

(a)          Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder.

(b)          Without limiting Article 7(a), to secure payment of the obligations owing to Purchaser, Seller hereby assigns, pledges and grants to Purchaser a security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (the “Collateral”):

(i)          the Collection Account, the Servicer Collection Account and any subaccount thereof and all financial assets (including, without limitation, all securities entitlements with respect to all financial assets) from time to time on deposit in or credited to the Collection Account; and

(ii)         any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing.

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(c)          Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations, provided that, so long as no Event of Default shall have occurred and be continuing, Purchaser’s security interest with respect to any Purchased Asset shall terminate automatically effective upon the repurchase thereof in accordance with the terms of this Agreement and receipt by Purchaser of the Repurchase Price therefor. Upon such satisfaction and upon request by Seller, Purchaser shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be requested by Purchaser to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(d)          Seller acknowledges that it has not severed the right to service any Purchased Asset, and that such rights remain a part of, and are sold to Purchaser with, each Purchased Asset; provided that Purchaser has granted to Seller a license (revocable in accordance with Article 29) to service the Purchased Assets for so long as no Event of Default has occurred and is continuing. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 7(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are, if they are considered to be separate from the Purchased Assets, Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

(e)          Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

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ARTICLE 8

TRANSFER AND CUSTODY

(a)          On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds to an account of Seller specified in the Confirmation relating to such Transaction and, upon satisfaction of the conditions precedent in Article 3(b) and (c), such proposed Purchased Asset shall become a Purchased Asset hereunder.

(b)          Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Custodian, such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File. Any possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Purchaser. The Custodial Agreement shall provide that Custodian shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.

(c)          From time to time, Seller shall forward to Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

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ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)          Title to each Purchased Assets shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole and absolute discretion, subject to the rights of Seller hereunder; provided, however, that if no Event of Default has occurred and is continuing (i) Purchaser shall not sell, transfer, pledge, repledge, hypothecate or rehypothecate the Purchased Assets to any Person other than a Permitted Transferee, (ii) no such transaction shall relieve Purchaser of its obligations hereunder, including the obligation to transfer the Purchased Assets to Seller on their respective Repurchase Dates free and clear of any pledge Lien, security interest, encumbrance, charge or other adverse claim, (iii) except as provided in Article 20(b), Seller shall continue to deal solely and directly with Purchaser in connection with Purchaser’s rights and obligations under the Transaction Documents, and (iv) no such transaction shall increase the liabilities or obligations, or decrease the rights of Seller hereunder, without Seller’s written consent.

(b)          Subject to the terms and conditions of the Custodial Agreement and the Servicing Agreement, nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as of the date hereof and as of each Purchase Date (and solely with respect to the representations and warranties set forth in clauses (a), (b), (f), (k), (l), (s) through (v), (x) through (z), (cc) through (jj) and (ll) through (nn) below, covenants that at all times while the Agreement or any Transaction is in effect) as follows:

(a)          Organization. Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b)          Authority. Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.

(c)          Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration.

(d)          Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

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(e)          Approvals and Consents. No consent, approval or other action of, or filing by, Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).

(f)          Licenses and Permits. Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business including the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item.

(g)          Ability to Perform. Seller does not believe, nor does it have any reason to believe, that it cannot perform each covenant applicable to it contained in the Transaction Documents to which it is a party.

(h)          Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any agreement by which Seller is bound or to which any assets of Seller are subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any Requirement of Law applicable to Seller.

(i)          Litigation/Proceedings. As of the date hereof and as of the Purchase Date for any Transaction, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or Guarantor that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) makes claims in an aggregate amount greater than the Litigation Threshold or (iii) which, if determined adversely against such Seller Party, would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

(j)          No Outstanding Judgments. Except as disclosed in writing to Purchaser, there are no judgments against Seller or Guarantor unsatisfied of record or docketed in any court located in the United States of America the amounts of which, in the aggregate, exceed the applicable Default Threshold.

(k)          No Bankruptcies. No Act of Insolvency has ever occurred with respect to Seller or Guarantor.

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(l)          Compliance with Law. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller nor Guarantor is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(m)          Acting as Principal. Seller is engaging in the Transactions as principal.

(n)          No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.

(o)          No Default. No Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents.

(p)          No Decline in Value. To the best of Seller’s knowledge, as of the Purchase Date for any Transaction there are or were no facts or circumstances that are or were reasonably likely to cause or that have caused the Market Value or the Property Value of such Purchased Asset to decline in any material respect which were not disclosed to Purchaser in writing prior to such Purchase Date.

(q)          No Material Adverse Effect. As of the date hereof and as of the Purchase Date for any Transaction, Seller has no actual knowledge of any development, event or other fact that would reasonably be expected to have a Material Adverse Effect.

(r)          No Adverse Selection. No Purchased Asset under this Agreement has been selected by Seller in a manner different from the manner in which Seller selects assets with regard to any other facilities to which it is a party or, in any event, so as to affect adversely the interests of Purchaser.

(s)          Full and Accurate Disclosure. All written information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified.

(t)          Financial Information. All written financial data concerning the Seller Parties, the Purchased Asset and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser is true, correct and complete in all material respects. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Assets and the other Purchased Items has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no material adverse change in the financial position of the Seller Parties, the Purchased Assets and the other Purchased Items or in the results of operations of any Seller Party.

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(u)          Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as Seller may from time to time deliver to Purchaser.

(v)         Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Purchaser in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(w)          Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, complete and correct in all material respects, except as set forth in a Requested Exception Report accepted by Purchaser.

(x)          Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, and except as expressly permitted or required by the Transaction Documents, (i) such Purchased Asset and other Purchased Items are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Purchased Items are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by Seller to assign, convey or transfer such Purchased Asset and other Purchased Items, in each case, in whole or in part, (iii) Seller is the record and beneficial owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Purchased Items to Purchaser, and (iv) Seller has the right to sell and transfer such Purchased Asset and other Purchased Items to Purchaser. Upon the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, Purchaser shall be the sole owner of such Purchased Asset and other Purchased Items free from any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement and the other Transaction Documents.

(y)          No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

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(z)          Security Interest Matters.

(i)          The provisions of the Transaction Documents are effective to (x) either (1) constitute a sale of Purchased Items to Purchaser (other than for United States federal, state and local income or franchise tax purposes and financial accounting purposes) or (2) in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, create in favor of Purchaser a legal, valid and enforceable “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Purchased Items in which a security interest may be created under the UCC and (y) create in favor of Purchaser a legal, valid and enforceable “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral in which a security interest may be created under the UCC.

(ii)         With respect to the portion of the Collateral constituting an “instrument” (as defined in Section 9-102(a)(47) of the UCC), upon possession of such Collateral constituting an “instrument” by the Custodian or by an escrow agent pursuant to the Escrow Agreement, endorsed in blank by a duly authorized officer of Seller, Purchaser shall have a legal, valid and enforceable perfected first priority security interest in all right, title and interest of Seller in such Collateral constituting an “instrument”.

(iii)        Upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and perfected security interest in that portion of the Collateral, the Equity Pledged Collateral or the Originator Pledged Collateral, as applicable, in which a security interest can be perfected under the UCC by the filing of financing statements. In the event that court or other forum recharacterizes the Transactions hereunder as other than sales, upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and perfected security interest in that portion of the Purchased Items in which a security interest can be perfected under the UCC by the filing of financing statements.

(iv)        Upon execution and delivery of the Account Control Agreement, Purchaser shall have a legal, valid and enforceable perfected security interest in the Collection Account and the Servicer Collection Account and all funds at any time credited to either such account, with the consequences of perfection by control accorded by Article 9 of the UCC.

(aa)         Solvency; No Fraudulent Transfer. Seller has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of each Purchased Asset and other Purchased Item subject hereto. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

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(bb)         No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(cc)         Covered Fund. Seller has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”).

(dd)         Investment Company Act. Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, and is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act..

(ee)         Taxes. Seller has filed or caused to be filed all tax returns it is required to file and that that would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount; no tax liens have been filed against any of Seller’s assets and, no claims are being asserted with respect to any such taxes, fees or other charges.

(ff)         ERISA. Neither Seller nor any ERISA Affiliate of Seller sponsors, maintains or contributes to any Plans or any Multiemployer Plans. Seller is not, and is not using, any assets of a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R Section 2510.3-101, as modified by Section 3(42) of ERISA (a “Benefit Plan Investor”) and is not using “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified in operation by Section 3(4) of ERISA, in connection with any Transaction.

(gg)         Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(hh)          No Real Property. Seller has not at any time since its formation held title to any real property.

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(ii)         Trading with the Enemy Act and Patriot Act; No Prohibited Persons. Each Seller Party and each of their respective Affiliates is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001, as amended (the “Patriot Act”). No Seller Party or any Subsidiary, officer, director, partner, member or, to the best knowledge of Seller, employee, of any Seller Party or of such Subsidiary, is an entity or person that is, or, to the actual knowledge of Seller, is acting on behalf of, any Prohibited Person. Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with the Patriot Act); provided, however, that nothing in this Article 10(hh) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(jj)         Anti-Bribery Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(kk)        Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(ll)         Anti-Money Laundering Laws. Each Seller Party has complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”).

(mm)     Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

(nn)       Tax Status. For U.S. federal income tax purposes, Seller is a disregarded entity.

ARTICLE 11

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller shall not, without the prior written consent of Purchaser, which may be granted or denied at Purchaser’s sole discretion (except as expressly set forth below):

(i)          take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;

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(ii)         transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;

(iii)        create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted pursuant to the Transaction Documents;

(iv)        create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) to the extent the same would cause Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;

(v)         enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the sale or securitization of the Purchased Assets in the ordinary course of Seller’s business after the repurchase thereof in accordance with this Agreement);

(vi)        permit a Change of Control;

(vii)       permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Mortgagor to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against any related Mortgaged Property);

(viii)      consent or assent to any amendment, modification, waiver or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to any Purchased Asset or other agreement or instrument relating to any Purchased Asset other than in accordance with Article 29 and the Servicing Agreement;

(ix)         permit the “Special Purpose Entity Provisions” as defined Seller’s limited liability company agreement, or any other “special purpose” entity covenants of the Seller’s organizational documents or the form of organization or jurisdiction of organization of Seller to be amended, except as permitted by this Agreement or consented to by Purchaser in its sole discretion exercised in good faith;

(x)          after the occurrence and during the continuance of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, but the foregoing shall not forbid the granting of “consent dividends”;

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(xi)         acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property that is senior to the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents (other than with respect to Purchased Assets);

(xii)        use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and

(xiii)       directly, or through a Subsidiary, acquire or hold title to any real property.

ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:

(a)          Seller Notices.

(i)          Material Adverse Change. Seller shall promptly notify Purchaser of any event that it reasonably believes to be a material adverse change in its business operations and/or financial condition.

(ii)         Event of Default. Seller shall, as soon as possible but in no event later than two (2) Business Days after obtaining actual knowledge of such event, notify Purchaser, Account Bank, Servicer and Custodian of the occurrence of any Event of Default.

(iii)        Purchased Asset Matters. Seller shall promptly (and in any event not later than two (2) Business Days after knowledge thereof) notify Purchaser of: (A) any default beyond notice and cure periods or event of default under any Purchased Asset; (B) any facts or circumstances that Seller believes are reasonably likely to cause, or have caused, a Margin Deficit Event or a Mandatory Early Repurchase Event; or (C) any Future Advance Failure.

(iv)        Other Defaults, Litigation and Judgments. Seller shall promptly (and in any event not later than two (2) Business Days after knowledge thereof) notify Purchaser of (A) any event of default (or similar event) on the part of Seller or Guarantor under any Indebtedness or other material contractual obligation in excess of the Default Threshold; or (B) the commencement or threat of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving Seller or Guarantor wherein the amount in controversy exceeds the Litigation Threshold.

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(v)         Corporate Change. Seller shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than ten (10) Business Days following the taking of such action. Purchaser acknowledges that it is expected that the names of each of Guarantor and Originator may be changed during the term of this Agreement, and agrees to reasonably cooperate with the Seller Parties in making such name change at the sole cost and expense of the Seller Parties; provided that any such name change shall be conditioned upon such terms and conditions as Purchaser may reasonably require, including, without limitation, amendments to the Transaction Documents and amendments to the UCC Financing Statements.

(vi)        Anti-Terrorism; Anti-Bribery and Anti-Money Laundering Laws. Seller shall promptly (and in any event within two (2) Business Days after obtaining knowledge thereof) notify Purchaser of any violation of the representation and warranty contained in Article 10(hh) (Trading with the Enemy Act and Patriot Act; No Prohibited Persons), Article 10(ii) (Anti-Bribery Laws) or Article 10(kk) (Anti-Money Laundering Laws).

(b)          Reporting and Other Information. Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:

(i)          Purchased Asset Information. (A) Within five (5) Business Days after receipt thereof, copies of property level information made available to Seller and all other required reports, rent rolls, financial statements (including, without limitation, cash flow statements), certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) any other information with respect to the Purchased Assets that may be requested by Purchaser from time to time.

(ii)         Monthly Purchased Asset Reports. No later than the thirtieth (30th) day of each month, a summary property performance report certified by Seller for each Purchased Asset in a form acceptable to Purchaser, which shall include, without limitation, net operating income, a debt service coverage ratio calculation, occupancy, revenue per available unit (for hospitality properties) and sales per square foot (for retail properties) for the preceding calendar month. For any portfolio, the report shall include a summary of the performance of the portfolio on a consolidated basis.

(iii)        Quarterly Reports. Within sixty (60) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, partners’ capital and cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments).

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(iv)        Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income, partners’ capital and cash flows for Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall contain a statement generally to the effect that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year (subject to customary year-end audit adjustments).

(v)         Covenant Compliance Certificate. Along with each delivery pursuant to clauses (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.

(vi)        Other Documentation. Seller shall provide, or shall cause to be provided, to Purchaser such other documents, reports and information as Purchaser may reasonably request.

(c)          Defense of Purchaser’s Security Interest. Seller shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (ii) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)          Additional Rights. If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Purchaser, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions.

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(e)          Further Assurances. At any time from time to time upon the reasonable request of Purchaser, at the sole expense of Seller, Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Custodian, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(f)          Preservation of Existence; Licenses. Seller shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), to protect the validity and enforceability of the Transaction Documents and each Purchased Asset and for its performance under the Transaction Documents.

(g)          Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(h)          Compliance with Other Obligations. Seller shall at all times comply (i) with its organizational documents, (ii) in all respects with any agreements by which it is bound or to which its assets are subject, except where failure to comply would not be reasonably likely to have a Material Adverse Effect, and (iii) with any Requirement of Law.

(i)          Books and Records. Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)          Taxes and Other Charges. Seller shall pay and discharge all taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP.

(k)          Operations. Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the date hereof. Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(l)          Responsibility for Fees and Expenses of Third-Parties. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer.

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(m)          Intentionally Omitted.

(n)          Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, Seller shall be required to fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Purchaser agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance. A Mandatory Early Repurchase Event shall occur with respect to any Purchased Asset with respect to which there is any litigation or other proceeding alleging a failure to fund any future advance as and when required (collectively, a “Future Advance Failure”) and such Purchased Asset shall cease being an Eligible Asset and shall be repurchased by Seller as provided herein.

ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(i)          Seller has not owned and will not own any property or any other assets other than Purchased Assets, cash, the Transaction Documents, the Cash Management Account and incidental personal property sufficient for the acquisition and servicing of such assets, provided that the foregoing shall not prohibit Seller from owning prospective Purchased Assets for a period of up to 60 days before such Assets become Purchased Assets or former Purchased Assets for a period of up to 60 days following the repurchase thereof;

(ii)         Seller has not engaged and will not engage in any business other than the acquisition, ownership, financing and disposition of Purchased Assets in accordance with the applicable provisions of the Transaction Documents and entering into servicing agreements;

(iii)        Seller shall not make any loans or advances to any Affiliate or third party (other than advances under the Purchased Assets to Mortgagors) and shall not acquire obligations or securities of its Affiliates;

(iv)        Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided that the foregoing shall not require any Person to make any capital contribution to Seller;

(v)         Seller shall comply with the provisions of its organizational documents;

(vi)        Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

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(vii)       Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law);

(viii)      Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(ix)         Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent, provided that the foregoing shall not require any Person to make any capital contribution to Seller;

(x)          Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(xi)         Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(xii)        Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(xiii)       Seller shall not, without the prior written consent of its Independent Manager, engage in an Act of Insolvency;

(xiv)       Seller shall, at all times, have at least one (1) Independent Manager;

(xv)        Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(xvi)       Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

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(xvii)     Seller shall maintain a sufficient number of employees in light of contemplated business operations;

(xviii)    to the extent that Seller at any time uses stationery, invoices or checks (it being understood and agreed that Seller is an externally managed organization), Seller shall use the same bearing its own name, and shall allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(xix)       Seller shall not pledge its assets to secure the obligations of any other Person;

(xx)        Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(xxi)       Seller shall not create, incur, assume or suffer to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred.

ARTICLE 14

EVENTS OF DEFAULT; REMEDIES

(a)          Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)          Failure to Repurchase or Repay. Seller shall fail to repurchase any Purchased Asset or fail to pay any applicable Repurchase Price when and as required pursuant to the Transaction Documents.

(ii)         Failure to Pay Purchase Price Differential. Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential.

(iii)        Failure to Cure Margin Deficit. Seller shall fail to cure any Margin Deficit within the period specified in Article 4.

(iv)        Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(e).

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(v)         Failure to Pay Fees. Purchaser shall fail to receive any Funding Fee, Exit Fee, Extension Fee or Amortization Period Fee as and when due, and such failure continues for one (1) Business Day after such amount became due and payable.

(vi)        Other Payment Default. Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise, within ten (10) days after such payment becoming due and payable.

(vii)       Negative Acts. Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in Article 13 (Single Purpose Entity Covenants) unless such failure is susceptible to cure, does not materially affect the likelihood of substantive consolidation and is cured within ten (10) days after such failure.

(viii)      Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party.

(ix)        [Reserved].

(x)         Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated (other than by Purchaser without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Person (other than Purchaser) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person (other than Purchaser) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document; provided, however, that if such Transaction Document is the Servicing Agreement or the Custodial Agreement, no Event of Default shall occur if (i) such Servicing Agreement or Custodial Agreement has not been terminated and (ii) within ten (10) Business Days of Seller having knowledge of such event, Seller shall, with the reasonable consent of Purchaser, have remedied the issue that would cause the Event of Default.

(xi)         Cross-Default. Any Seller Party shall be in default (beyond any applicable cure periods) under (i) any Indebtedness of such Seller Party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (ii) any other contract to which such Seller Party is a party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (i) and (ii), to the extent the obligations in connection with such default individually or in the aggregate with other defaults are at least equal the applicable Default Threshold.

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(xii)        ERISA. (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect.

(xiii)       Recharacterization. If (i) any Transaction is recharacterized as a secured financing, rather than a “securities contract”, as that term is defined in Section 741 of Title 11 of the United States Code, or (ii) if the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral.

(xiv)      Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect as determined by Purchaser in its sole discretion, exercised in good faith.

(xv)       Material Adverse Effect. Any condition shall exist that constitutes a Material Adverse Effect as determined by Purchaser in its sole good faith discretion.

(xvi)      Change of Control. A Change of Control shall have occurred without the prior written consent of Purchaser.

(xvii)     Representation or Warranty Breach. If any representation, warranty or certification (other than the representations and warranties contained in Article 10(w), which representations and warranties, if incorrect or untrue on any day, shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (A) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (B) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis) made to Purchaser by, or on behalf of, any Seller Party or any Servicer that is an Affiliate of any Seller Party shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated and such breach is not remedied within ten (10) days after the earlier of (A) the delivery of notice thereof to such Seller Party by Purchaser or (B) knowledge on the part of such Seller Party of such breach.

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(xviii)    Judgment. Any final non-appealable judgment by any competent court in the United States of America for the payment of money is rendered against any Seller Party in an amount at least equal to the applicable Litigation Threshold, and such judgment remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Purchaser in its sole and absolute discretion.

(xix)       Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(i) (Limitation on Distributions) or Article V(k) (Financial Covenants) of the Guaranty and such breach continues for two (2) Business Days after the earlier of (A) the delivery of notice thereof to Seller by Purchaser or (B) knowledge on the part of any Seller Party of such breach.

(xx)        Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of any Seller Party of its obligation to deposit or remit any Net Cash Flow received by such Servicer in accordance with Article 5(d).

(xxi)       Other Covenant Default. If any Seller Party or any Servicer that is an Affiliate of any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default,” and such breach or failure to perform is not remedied within five (5) Business Days after the earlier to occur of knowledge thereof by Seller or Guarantor or notice thereof to Seller from Purchaser or its successors or assigns or, as to any breach or failure to perform which by its nature cannot be remedied with the payment of money and which is capable of being cured within thirty (30) days after the occurrence of such breach or failure but not within five (5) Business Days, such longer period of time as is reasonably necessary to effectuate a cure, not to exceed thirty (30) days after notice of such breach or failure is given to Seller by Purchaser, so long as Seller or Guarantor, as applicable, is diligently acting to remedy such breach or failure during such period of cure, (provided that, any breach or failure to perform resulting from the gross negligence, willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure).

(b)          Remedies. After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Purchaser as attorney-in-fact of Seller for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Purchaser:

(i)          At the option of Purchaser, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

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(ii)         If Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):

(A)         Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date and Purchaser may immediately terminate all Transactions pursuant to the Transaction Documents, in each case, with written notice to Seller;

(B)         to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application, on a 360 day per year basis for the actual number of days during the period from, and including, the Accelerated Repurchase Date to, but excluding, the date of payment of the Repurchase Price (as so increased), of (x) the Pricing Rate for such Transaction (adjusted to a daily rate) multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 14(b)(iii));

(C)         the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)         Purchaser may (1) immediately sell, at a public or private sale in a commercially reasonable manner and at such prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents (and with respect to this clause (2) Seller shall thereafter have no further right, title or interest in or to such Purchased Asset or any proceeds therefrom). The proceeds of any disposition of Purchased Assets effected pursuant to this Article 14(b)(iii) shall be applied to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.

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(iii)        the parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Net Cash Flow (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale, and Seller agrees that any private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.

(iv)        Seller shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including, without limitation, in connection with the enforcement) of all losses, costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by Purchaser in connection with or as a consequence of an Event of Default.

(v)         Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.

(vi)        Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.

(vii)       Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

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ARTICLE 15

SET-OFF

(a)          In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Purchaser and its Affiliates a right of set-off, without prior notice to Seller (but with prompt notice following any such set-off, provided that failure to deliver such notice shall not impair any rights of Purchaser under the Transaction Documents), any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller or Guarantor to Purchaser, as to which an Event of Default has occurred as a result of Seller’s or Guarantor’s nonpayment against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located).

(b)          Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 15 shall be effective to create a charge or other security interest. This Article 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c)          ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

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ARTICLE 16

SINGLE AGREEMENT

Purchaser and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 17

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF PURCHASER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 18

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 18. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 18 or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article 18. A party receiving a notice that does not comply with the technical requirements for notice under this Article 18 may elect to waive any deficiencies and treat the notice as having been properly given.

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ARTICLE 19

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 20

NON-ASSIGNABILITY

(a)          No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.

(b)          Purchaser may, upon not less than five (5) Business Days’ prior written notice (provided no Event of Default exists) to Seller but without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 9(a)) to any Person who is a Permitted Transferee. In connection therewith, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser. Seller agrees to reasonably cooperate with Purchaser in connection with any such assignment, transfer or sale of participating interest at Purchaser’s expense for Seller’s reasonable and documented attorneys’ fees and disbursements for outside counsel. Provided that no Event of Default has occurred and is continuing, Purchaser shall act as exclusive agent for all participants or assignees with respect to any such participation or assignment and in any dealings with Seller (and subject to the immediately succeeding sentence) with regard to this Agreement and/or the Purchased Assets, provided that Seller’s obligations under this facility (whether monetary or non-monetary) are not increased and its rights hereunder are not impaired without Seller’s written consent. Seller shall not be obligated or required to deal directly with any Person other than Purchaser in connection with any sale, assignment or transfer by Purchaser hereunder other than a sale, assignment, transfer or participation by Purchaser of one hundred percent (100%) of its rights and obligations under the Transaction Documents.

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(c)          Purchaser, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a register for the recordation of the names and addresses of the Purchasers, and the Repurchase Price and Price Differential owing to each such Purchaser (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Purchaser and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser for all purposes of this Agreement. The Register shall be available for inspection by the Seller at any reasonable time and from time to time upon reasonable prior notice.

(d)          Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

ARTICLE 21

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 22

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 23

INTENT

(a)          The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in Title 11 of the United States Code and (iii) all payments hereunder are deemed “margin payments” or settlement payments” as defined in Title II of the Bankruptcy Code.

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(b)          The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c)          The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)          The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)          The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended, and a “securities contract” with the meaning of Section 555 and Section 559 under the Bankruptcy Code.

(f)          The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)          It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to Seller, and that Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Purchaser agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 24

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)          in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

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(b)          in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c)          in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 25

CONSENT TO JURISDICTION; WAIVERS

(a)          Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)          To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)          The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 25 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)          EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

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ARTICLE 26

NO RELIANCE

Seller hereby acknowledges, represents and warrants to Purchaser that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)          it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Purchaser, other than the representations expressly set forth in the Transaction Documents;

(b)          it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Purchaser;

(c)          it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)          it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)          no joint venture exists between Purchaser and any Seller Party; and

(f)          Purchaser is not acting as a fiduciary or financial, investment or commodity trading advisor for any Seller Party and Purchaser has not given to any Seller Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

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ARTICLE 27

INDEMNITY AND EXPENSES

(a)          Seller hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Article 5), fees, costs, expenses (including, without limitation, the reasonable fees and expenses of counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that (i) other than in respect of Indemnified Taxes, the foregoing shall have no applicable in respect of Taxes other than in respect of any non-Tax claim and (ii) Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller agrees to hold Purchaser harmless from and indemnify Purchaser from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller or Guarantor. The obligation of Seller hereunder is a recourse obligation of Seller.

(b)          Seller agrees to pay or reimburse on demand all of Purchaser’s reasonable out-of-pocket costs and expenses (including, without limitation, the fees and expenses of counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of the Purchaser’s rights under the Transaction Documents or any performance by Purchaser of any obligations of Seller in respect of any Purchased Asset, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, the Equity Pledged Collateral and the Originator Pledged Collateral and for the custody, care or preservation of the Collateral, the Equity Pledged Collateral and the Originator Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Account and the Servicer Collection Account and registering the Collateral, the Equity Pledged Collateral and the Originator Pledged Collateral in the name of Purchaser or its nominee, (v) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vi) [reserved], (vii) any failure by Seller to sell any Eligible Asset to Purchaser on the Purchase Date thereof, (viii) any actions taken to perfect or continue any lien created under any Transaction Document, (ix) Purchaser owning any Purchased Asset or other Purchased Item and/or (x) any due diligence performed by Purchaser in accordance with Article 28. All such expenses shall be recourse obligations of Seller to Purchaser under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be delivered to Seller in connection with any demand for payment under this Article 27, and such costs and expenses shall be due and payable within two (2) Business Days following Seller’s receipt of such certificate.

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(c)          This Article 27 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

ARTICLE 28

DUE DILIGENCE

(a)          Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b)          Seller agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 28(a).

(c)          Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 28(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser wishes to discuss with such Person.

(d)          Without limiting the generality of the foregoing, Seller acknowledges that Purchaser may enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

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(e)          Seller agrees to reimburse Purchaser on demand for any and all costs and expenses (including, without limitation, the fees and expenses of counsel) incurred by Purchaser in connection with its due diligence activities pursuant to this Article 28.

ARTICLE 29

SERVICING

(a)

(i)          It is hereby expressly acknowledged that the Servicing Rights relating to each Eligible Asset purchased by Purchaser hereunder have not been severed from the Eligible Asset, remain a part of the Eligible Asset and are transferred with the Eligible Asset. The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, while no Event of Default exists, Seller is hereby granted a license (revocable in accordance with this Article 29) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets subject to the terms of this Agreement;

(ii)         Purchaser and Seller have agreed that Seller shall designate Servicer to service the Purchased Assets in accordance with the Servicing Agreement, this Article 29 and the other provisions of this Agreement, for the benefit of Seller and Purchaser; provided, however, that while an Event of Default exists, Seller’s license to cause Servicer to service the Purchased Assets shall be revoked. Seller and Purchaser agree that the Servicing Agreement shall provide that it terminates automatically every thirty (30) days unless Purchaser provides written notice to Seller that such Servicing Agreement is extended for another thirty (30) days.

(iii)        Seller shall not, nor shall it direct Servicer, to take any Material Action with respect to any Purchased Asset without first having given notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser.

(iv)        Seller may, and may direct Servicer to, take any Permitted Action without the prior consent of Purchaser, provided that Seller shall notify Purchaser of such Permitted Action promptly thereafter.

(b)          The Servicing Agreement shall provide that Purchaser may, in its sole and absolute discretion, terminate (or require Seller to terminate) Servicer or any sub-servicer with respect to any Purchased Asset, upon the earliest of (i) a Servicer Event of Default under the Servicing Agreement, (ii) during the continuance of an Event of Default, (iii) upon Purchaser otherwise revoking Seller’s license to cause Servicer to Servicer the Purchased Assets or not extending the Servicing Agreement in accordance with Article 29(a)(ii), and (iv) the transfer of servicing to any other servicer and the assumption of such servicing by such other servicer, in each case, without any penalty or termination fee payable by Purchaser. Seller shall cooperate with Purchaser in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer approved by Purchaser as expeditiously as possible.

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(c)          Seller shall not, and shall not permit Servicer to, employ any sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, Seller shall assign all of its rights, title and interest in the servicing agreements with such sub-servicer to Purchaser.

(d)          Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. Seller shall cause any sub-servicers engaged by Seller or Servicer to execute a letter in form and substance acceptable to Purchaser (a “Servicer Letter”), acknowledging Purchaser’s security interest in the Purchased Assets and agreeing to remit all Net Cash Flow received with respect to the Purchased Asset to the Collection Account in accordance with Article 5(e).

(e)          Seller agrees that Purchaser is the owner of all servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.

(f)          The payment of servicing fees shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents.

ARTICLE 30

MISCELLANEOUS

(a)          All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.

(b)          The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)          The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

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(d)          Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)          This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)          The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g)          Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)          Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

(i)          [Reserved].

(j)

(i)          If Purchaser is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, Purchaser shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Purchaser, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Article 30(j)(ii)(A), Article 30(j)(ii)(B), and Article 30(j)(ii)(D) below) shall not be required if in Purchaser’s reasonable judgment such completion, execution or submission would subject Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Purchaser;

69

(ii)         Without limiting the generality of the foregoing, in the event that Seller is a U.S. Person,

(A)         any Purchaser that is a U.S. Person shall deliver to Seller on or prior to the date on which Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Seller), two executed copies of IRS Form W-9 certifying that Purchaser is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(1)         in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit VI-A to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4)         to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit VI-B or Exhibit VI-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit VI-D on behalf of each such direct and indirect partner;

70

(C)         Any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Purchaser becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D)         if a payment made to Purchaser under any Transaction Document would be subject to withholding Tax imposed by FATCA if Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Purchaser shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Purchaser has complied with Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

[REMAINDER OF PAGE LEFT BLANK]

71

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

GOLDMAN SACHS BANK USA, as Purchaser

By:	/s/Jeffrey Dawkins
Name: Jeffrey Dawkins
Title: Authorized Person

RFT GS LOAN, LLC, as Seller

By:	/s/ Micah Goodman
Name: Micah Goodman
Title: Authorized Signatory

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser:	Goldman Sachs Bank USA
c/o Goldman, Sachs & Co.
200 West Street
7th FL
New York, New York 10282
	Attn:	Jeffrey Dawkins
	Tel:	(212) 902-6852
	Email:	jeffrey.dawkins@gs.com

with a copy to:	Goldman Sachs Bank USA
c/o Goldman, Sachs & Co.
6011 Connection Drive
Irving, Texas 75039
	Attn:	Warehouse Lending
	Email:	gs-warehouselending@gs.com

with a copy to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
	Attn:	Richard D. Jones
	Tel:	(215) 994 3844
	Fax:	(215) 655 3844
	Email:	richard.jones@dechert.com

Seller:	RFT GS Loan, LLC
c/o Benefit Street Partners L.L.C.
9 West 57th Street
Suite 4920
New York, New York 10019
	Attn:	Micah Goodman
Managing Director and General Counsel
	Tel:	(212) 588-6982
	Email:	M.Goodman@provequity.com.

Ex. I-1

Originator:	Realty Finance Operating Partnership, L.P.
c/o Benefit Street Partners L.L.C.
9 West 57th Street
Suite 4920
New York, New York 10019
	Attn:	Micah Goodman
Managing Director and General Counsel
	Tel:	(212) 588-6982
	Email:	M.Goodman@provequity.com

Guarantor:	Realty Finance Trust, Inc.
c/o Benefit Street Partners L.L.C.
9 West 57th Street
Suite 4920
New York, New York 10019
	Attn:	Micah Goodman
Managing Director and General Counsel
	Tel:	(212) 588-6982
	Email:	M.Goodman@provequity.com

For each Seller Party
with a copy to:	DLA Piper LLP (US)
1251 Avenue of the Americas
27th Floor
New York, NY 10020
	Attn:	Jeffrey B. Steiner
	Tel:	(212) 335-4580
	Fax:	(917) 778-8690
	Email:	Jeffrey.Steiner @dlapiper.com

Ex. I-2

EXHIBIT II

FORM OF CONFIRMATION STATEMENT

[Date]

To: Goldman Sachs Bank USA

Ladies and Gentlemen:

Reference is made hereby to the Master Repurchase Agreement, dated as of December 27, 2016 (the “Agreement”), between Goldman Sachs Bank USA (“Purchaser”) and RFT GS Loan, LLC (“Seller”). This Confirmation is being delivered to you, as Purchaser, to request a Transaction pursuant to which Purchaser will purchase from us, as Seller, the Eligible Asset identified on the attached Schedule 1 in accordance with the terms of the Agreement. Capitalized terms used herein without definition have the meanings given to them in the Agreement.

Eligible Asset:	___________________, as further identified on Schedule 1

Asset Type:	[Mortgage Loan][Senior Note][Senior Participation Interest]

Outstanding Principal Amount of Purchased
Asset as of Purchase Date:	$__________

Available Future Funding under Purchased
Asset as of Purchase Date:	$__________

Repurchase Date:	__________, 20__

Purchase Price:	$__________

Market Value:	__________%

Pricing Rate:	LIBOR Rate plus ____%

Purchase Price Percentage:	__________%

GS Mortgaged Property Value	$__________

Purchase Price LTV:	__________%

Minimum Purchase Price Debt Yield:

Ex. II-1

	Underwritten Net Operating Income	Purchase Price Debt Yield	Minimum Purchase Price Debt Yield
Year 1
Year 2
Year 3
Year 4
Year 5

Portfolio Purchase Price Debt Yield: See Schedule 2

Governing Agreements:	As identified on attached Schedule 3

Requested Wire Amount:	$__________

Type of Funding:	[Wet][Dry] Funding

Seller’s Wiring Instructions:

Bank Name:	____________________
ABA Number:	____________________
Account Number:	____________________
Reference:	____________________

Seller acknowledges that the Purchased Asset will be serviced pursuant to the Servicing Agreement.

To evidence your agreement to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.

RFT GS LOAN, LLC

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

GOLDMAN SACHS BANK USA

By:
Name:
Title:

Ex. II-2

Schedule 1 to Confirmation

Purchased Asset Schedule

(attached)

Ex. II-3

Schedule 2 to Confirmation

Purchased Asset Documents

Ex. II-4

EXHIBIT III

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

Ex. III-1

EXHIBIT IV

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that RFT GS Loan, LLC, a Delaware limited liability company (“Seller”), does hereby appoint Goldman Sachs Bank USA (“Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (a) if determined by Purchaser in its sole discretion exercised in good faith to be necessary in order to protect or perfect Purchaser’s rights, title or interest in or to the Purchased Assets and the Purchased Asset Documents pursuant to this Agreement (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages and Participation Certificates, and any transfer documents related thereto, (ii) the recording of the Assignments of Mortgages and (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets, and (b) following the occurrence and during the continuance of an Event of Default under the Repurchase Agreement, as defined below, the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of December 27, 2016 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between Purchaser and Seller, and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Ex. IV-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this ____ day of __________, 20__.

RFT GS LOAN, LLC

By:
Name:
Title:

STATE OF ______________	)
COUNTY OF ____________	)

On ________, 20__, before me, _____________________, a Notary Public, personally appeared ___________________, who was proven to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature _______________________________

(Seal)

Ex. IV-2

EXHIBIT V

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET

[Attached]

Ex. V-1

EXHIBIT VI

ASSET INFORMATION

Asset ID #:

Asset Type: [Mortgage Loan][Senior Note][Senior Participation]

Borrower Name:

Borrower Address:

Borrower City:

Borrower State:

Borrower Zip Code:

Recourse?

Guaranteed?

Related Borrower Name(s):

Original Principal Balance:

Maximum Principal Balance:

Note Date:

Loan Date:

Loan Type: floating

Current Principal Balance:

Current Interest Rate (per annum):

Paid to date:

Annual P&I:

Next Payment due date:

Index:

Gross Spread/Margin:

Life Cap:

Life Floor:

Periodic Cap:

Periodic Floor:

Rounding Factor:

Lookback (in days):

Interest Calculation Method (e.g., Actual/360):

Interest rate adjustment frequency:

P&I payment frequency:

First P&I payment due:

First interest rate adjustment date:

First payment adjustment date:

Next interest rate adjustment date:

Next payment adjustment date:

Conversion Date:

Converted Interest Rate Index:

Converted Interest Rate Spread:

Maturity date:

ARD Loan?

Loan term:

Amortization term:

Hyper-Amortization Flag:

Hyper-Amortization Term:

Hyper-Amortization Rate Increase:

Balloon Amount:

Balloon LTV:

Prepayment Penalty Flag:

Prepayment Penalty Text:

Lockout Period:

Lien Position:

Fee/Leasehold:

Ground Lease Expiration Date:

CTL (Yes/No):

CTL Rating (Moody’s):

CTL Rating (Duff):

CTL Rating (S&P):

CTL Rating (Fitch):

Lease Guarantor:

CTL Lease Type (NNN, NN, Bondable):

Property Name:

Property Address:

Property City:

Property Zip Code:

Property Type (General):

Property Type (Specific):

Cross-collateralized (Yes/No):*

Property Size:

Year built:

Year renovated:

Actual Average Occupancy:

Occupancy Rent Roll Date:

Underwritten Average Occupancy:

Largest Tenant:

Largest Tenant SF:

Largest Tenant Lease Expiration:

2nd Largest Tenant:

2nd Largest Tenant SF:

2nd Largest Tenant Lease Expiration:

3rd Largest Tenant:

3rd Largest Tenant SF:

3rd Largest Tenant Lease Expiration:

Underwritten Average Rental Rate/ADR:

Underwritten Vacancy/Credit Loss:

Underwritten Other Income:

_____________________

*             If yes, give property information on each property covered and in aggregate as appropriate. Asset ID’s should be denoted with a suffix letter to signify loans/collateral.

Ex. VI-1

Underwritten Total Revenues:

Underwritten Replacement Reserves:

Underwritten Management Fees:

Underwritten Franchise Fees:

Underwritten Total Expenses:

Underwritten Leasing Commissions:

Underwritten Tenant Improvement Costs:

Underwritten NOI:

Underwritten NCF:

Underwritten Debt Service Constant:

Underwritten DSCR at NOI:

Underwritten DSCR at NCF:

Underwritten NOI Period End Date:

Hotel Franchise:

Hotel Franchise Expiration Date:

Appraiser Name:

Appraised Value:

Appraisal Date:

Appraisal Cap Rate:

Appraisal Discount Rate:

Underwritten LTV:

Environmental Report Preparer:

Environmental Report Date:

Environmental Report Issues:

Covered by Environmental Insurance (Yes/No):

Architectural and Engineering Report Preparer:

Architectural and Engineering Report Date:

Deferred Maintenance Amount:

Ongoing Replacement Reserve Requirement per A&E Report:

Immediate Repairs Escrow % (e.g. [___]%):

Replacement Reserve Annual Deposit:

Replacement Reserve Balance:

Tenant Improvement/Leasing Commission Annual Deposits:

Tenant Improvement/Leasing Commission Balance:

Taxes paid through date:

Monthly Tax Escrow:

Tax Escrow Balance:

Insurance paid through date:

Monthly Insurance Escrow:

Insurance Escrow Balance:

Reserve/Escrow Balance as of Date:

Probable Maximum Loss %:

Covered by Earthquake Insurance (Yes/No):

Number of times 30 days late in last 12 months:

Number of times 60 days late in last 12 months:

Number of times 90 days late in last 12 months:

Servicing Fee:

Secondary Financing in Place (Yes/No)

Secondary Financing Amount

Secondary Financing Description

Future Supplemental Financing (Yes/No)

Future Supplemental Financing Description

Notes:

Ex. VI-2

EXHIBIT VII

ADVANCE PROCEDURES

Submission of Due Diligence Package. No less than ten (10) Business Days prior to the each Purchase Date, Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items (the “Due Diligence Package”):

(1)	Purchased Asset Documents. With respect to each Eligible Asset:

(a)          if such Eligible Asset is not a Wet Purchased Asset, each of the Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents; provided, however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents (with executed copies of all Purchased Asset Documents to be delivered no less than three (3) Business Days prior to the proposed Purchase Date);

(b)          if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, along with blacklines against the approved form Purchased Asset Documents, (ii) no later than 11:00 a.m. on the Business Day before the requested Purchase Date, execution versions in final form of (A) the Mortgage Note endorsed by the Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge), (B) the Mortgage, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Purchaser on the Purchase Date, Purchaser’s) interest in the collateral and (D) such other components of the Purchased Asset File as Purchaser may require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, originals or copies of all Purchased Asset Documents, as applicable, along with blacklines of such Purchased Asset Documents against the previously delivered drafts, as applicable.

(c)          if such Eligible Asset is a Wet Purchased Asset, a fully executed and delivered Escrow Agreement;

(d)          certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents; provided, however, with respect to any Wet Purchased Asset, if such certificates or other evidence of insurance are not available at least ten (10) Business Day prior to the related Purchase Date, Seller shall deliver such certificates or other evidence of insurance to Purchaser as soon as they are available thereafter, and in any case, by no later than 10:00 a.m. on the Business Day before the requested Purchase Date. Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;

Ex. VII-1

(e)          a survey of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(f)          as reasonably requested by Purchaser, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Purchaser shall reasonably designate;

(g)          an unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Seller and Seller’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed advance); and

(h)          certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

(2)	Transaction-Specific Due Diligence Materials. Each of the following:

(a)          a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the Eligible Asset that Seller believes a reasonable buyer would consider material,

(b)          the Asset Information and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(c)          a current rent roll and roll over schedule;

(d)          a cash flow pro-forma, plus historical information;

Ex. VII-2

(e)          a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(f)          indicative debt service coverage ratios;

(g)          indicative loan-to-value ratios;

(h)          a term sheet outlining the transaction generally;

(i)          a description of the Mortgagor and sponsor, including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements;

(j)          a description of Seller’s relationship, if any, to the Mortgagor and sponsor; and

(k)          copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.

(3)                          Environmental and Engineering. A “Phase 1” (and, if requested by Purchaser, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.

(4)                          Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

(5)                          Appraisal. An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended. The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.

(6)                          Opinions of Counsel. An opinion of counsel addressed to the loan originator and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction as to enforceability of the loan documents governing such transaction and such other matters as Purchaser shall require (including, without limitation, opinions as to due formation, authority, choice of law, bankruptcy and perfection of security interests).

Ex. VII-3

(7)                          Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

(8)                          Exceptions Report. A list of all exceptions to the representations and warranties set forth in Exhibit VI to this Agreement and any other Eligibility Criteria (the “Requested Exceptions Report”).

(9)                          Other Documents. Any other documents as Purchaser or its counsel shall reasonably deem necessary.

(10)                        Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Purchaser shall endeavor to, no less than two (2) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset. Purchaser’s failure to respond to Seller on or prior to two (2) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller has agreed otherwise in writing.

(11)                        Assignment Documents. No less than two (2) Business Days prior to the proposed Purchase Date, Seller shall have executed and delivered to Custodian, in form and substance reasonably satisfactory to Purchaser and its counsel, all applicable assignment documents evidencing the complete, unbroken chain of assignment from the originator or initial holder of the proposed Eligible Asset, as applicable, to Seller, together with the corresponding original assignment documents from Seller to blank (“______”). The proposed Eligible Asset shall be subject to no liens except as expressly permitted by Purchaser. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Purchaser in its sole and absolute discretion.

Ex. VII-4

EXHIBIT VIII

FORM OF MARGIN CALL

[DATE]

Via Electronic Transmission

RFT GS LOAN, LLC

c/o Benefit Street Partners L.L.C.

9 West 57th Street

Suite 4920

New York, New York 10019

Email: M.Goodman@provequity.com

Re:	Master Repurchase Agreement, dated as of December 27, 2016 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Goldman Sachs Bank USA (“Purchaser”) and RFT GS Loan, LLC (“Seller”)

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies Seller that a Margin Deficit Event has occurred as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Purchased Asset:	_____________________

[DESCRIBE MARGIN DEFICIT EVENT]

MARGIN DEFICIT:	$___________
Accrued interest from __________ to __________:	$___________

TOTAL WIRE DUE:	$___________

WHEN A MARGIN DEFICIT EVENT EXISTS, SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

Ex. VIII-1

GOLDMAN SACHS BANK USA

By:
Name:
Title:

Ex. VIII-2

EXHIBIT IX

[Reserved]

Ex. IX-1

EXHIBIT X

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

Goldman Sachs Bank USA

c/o Goldman, Sachs & Co.

200 West Street

7th FL

New York, New York 10282

Attn:   Jeffrey Dawkins

Email:  jeffrey.dawkins@gs.com

Re:	Master Repurchase Agreement, dated as of December 27, 2016 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Goldman Sachs Bank USA (“Purchaser”) and RFT GS Loan, LLC (“Seller”)

Ladies and Gentlemen:

This Covenant Compliance Certificate is furnished pursuant to that Master Repurchase Agreement and the Guaranty dated as of December 27, 2016 (the “Guaranty”) made by [Realty Finance Trust, Inc., a Maryland corporation] (“Guarantor”) in favor of Purchaser. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i)	I am a duly elected, qualified and authorized [Chief Financial Officer] of Guarantor.

(ii)	All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

(iii)	I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller and Guarantor during the accounting period covered by the financial statements attached (or most recently delivered to Purchaser if none are attached).

(iv)	Except as disclosed to Purchaser in writing, I am not aware of any facts or circumstances that are reasonably likely to cause, or have caused, a Margin Deficit Event or Mandatory Early Repurchase Event.

Ex. X-1

(v)	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 12(b)(v) of the Master Repurchase Agreement, the Seller and Guarantor have each observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it in each case in all material respects.

(vi)	[IF FINANCIAL STATEMENTS ARE NOT ATTACHED: The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.] [IF FINANCIAL STATEMENTS ARE ATTACHED: The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.]

(vii)	As of the date hereof, each of the representations and warranties made by each Seller and Guarantor in any Transaction Document is true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof (except that any representation or warranty made only as of a specific date was true on such date).

(viii)	Each Seller Party hereby represents and warrants that it has no claim or offset against Purchaser under the Transaction Documents.

(ix)	[Reserved].

(x)	[IF FINANCIAL SUMMARY PROPERTY PERFORMANCE REPORTS ARE ATTACHED: Attached hereto are the summary property performance reports required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which reports, to the best of my knowledge after due inquiry, fairly and accurately present the related Purchased Assets as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.]

(xi)	[IF FINANCIAL STATEMENTS ARE ATTACHED: Attached hereto are the financial statements required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present, the financial condition and results of operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.]

Ex. X-2

(xii)	[IF FINANCIAL STATEMENTS ARE ATTACHED: Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.]

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.

[Realty Finance Trust, Inc., a
Maryland corporation]

By:
Name:
Title:

Ex. X-3

EXHIBIT XI

RESERVED.

Ex. X-4

EXHIBIT XII

FORM OF ESCROW AGREEMENT

[DATE]

VIA FAX

Goldman Sachs Bank USA

c/o Goldman, Sachs & Co.

200 West Street

7th FL

New York, New York 10282

Attn:   Jeffrey Dawkins

Email:  jeffrey.dawkins@gs.com

Acquisition of ______________ (the “Asset”) by RFT GS Loan, LLC (“Seller”)

Ladies and Gentlemen:

This letter shall constitute the instructions to be followed by [INSERT NAME OF SETTLEMENT AGENT] (the “Settlement Agent”) in connection with Seller’s acquisition of the Asset, which shall be financed pursuant to the terms of that certain Master Repurchase Agreement, dated as of December 27, 2016 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) by and between Seller and Goldman Sachs Bank USA (“Purchaser”).

By its execution of this Letter, the Settlement Agent agrees to act as exclusive agent and bailee for Purchaser with respect to the transaction described herein.

Upon or prior to notification that the Settlement Agent has received the Asset Documents (as defined below), Purchaser will wire or cause to be wired to Settlement Agent on [INSERT PURCHASE DATE] (the “Purchase Date”) an amount equal to $________ (the “Proceeds”), which Proceeds shall be disbursed by the Settlement Agent to the party entitled thereto as set forth on the settlement statement executed by Seller and Purchaser, a copy of which is attached as Exhibit A hereto (the “Disbursement Instructions”).

Before the Proceeds may be disbursed by the Settlement Agent, the Settlement Agent shall be unconditionally obligated and prepared to comply with all requirements of this letter and shall have received each of the following Asset Loan Documents (collectively, the “Asset Documents”):

[LIST DOCUMENTS TO BE COLLECTED BY SETTLEMENT AGENT]

Upon receipt by the Settlement Agent of the Asset Documents and the Proceeds, the Settlement Agent shall do each of the following in the order specified:

1.	Disburse the Proceeds in accordance with the Disbursement Instructions.

Ex. XIII-1

2.	Deliver the Asset Documents via overnight mail to the Custodian at the following address:

Wells Fargo Bank, N.A.

Mortgage Document Custody (CMBS)

1055 10th Avenue SE

Minneapolis Minnesota 55414

Attention: CMBS – GSMCRFT

Fax No: (612) 466-5416

Tel. No: (612) 667-1015

Email: cmbscustody@wellsfargo.com

3.	Notify Purchaser that all of the foregoing actions have been completed.

Notwithstanding the foregoing, Settlement Agent shall be permitted to deliver recorded pages of the following Asset Documents to Custodian within two (2) Business Days of receipt thereof from the applicable recording office:

[LIST PERMITTED POST-CLOSING DOCS]

All costs and expenses incurred in carrying out these instructions shall be borne by Seller, and the Settlement Agent shall not look to any other party for reimbursement of, or liability for, such costs and expenses.

The Settlement Agent hereby agrees (i) that the Settlement Agent has obtained whatever assurances it deems necessary from the appropriate parties to firmly bind itself to fully and completely carry out the instructions set forth herein and (ii) that Purchaser is entitled to rely on the terms and provisions of this agreement in wiring the Proceeds and shall be the intended beneficiary hereof.

If for any reason the Proceeds are funded by Purchaser to the Settlement Agent and the funds have not been disbursed by the Settlement Agent as specified herein on or before 5:00 P.M. (New York City time) on the Purchase Date, the Settlement Agent shall contact Purchaser immediately for further instructions. In the event that the Settlement Agent is advised to return the Proceeds to Purchaser, the Settlement Agent agrees to do so on demand in accordance with the instructions provided by Purchaser, without regard to any contrary instructions from Seller. If Seller’s acquisition of the Asset is delayed, the Settlement Agent will return the Asset Documents to Seller unless otherwise instructed by Seller.

If Seller’s acquisition of the Asset is delayed and the Proceeds have been received by the Settlement Agent, it is understood by Seller that interest shall accrue on the Proceeds at the rate which would have applied under the Repurchase Agreement had the acquisition been completed, from the time such amount is received by the Settlement Agent until it is returned to Purchaser, and Seller shall be liable for all such accrued interest.

Ex. XIII-2

[INSERT NAME OF SETTLEMENT AGENT]

By:
Name:
Title:

Notice Information
Address:
Attention:
Fax:

ACCEPTED AND AGREED:

RFT GS LOAN, LLC

By:
Name:
Title:

ACCEPTED AND AGREED:

GOLDMAN SACHS BANK USA, a New York State member bank

By:
Name:
Title:

Notice Information:

Goldman Sachs Bank USA

c/o Goldman, Sachs & Co.

200 West Street

7th FL

New York, New York 10282

Attn:  Jeffrey Dawkins

Tel:   (212) 902-6852

Email: jeffrey.dawkins@gs.com

Ex. XIII-3

EXHIBIT XIV

FORM OF CUSTODIAL AGREEMENT

Ex. XIV-1